EXHIBIT 99.1

Progress Energy provides update on Crystal River Nuclear Plant outage
Engineering analysis under way

CRYSTAL RIVER, Fla. (April 4, 2011) – Progress Energy Florida has notified the Nuclear Regulatory Commission (NRC) and the Florida Public Service Commission (FPSC) that the Crystal River Nuclear plant will remain out of service while the company conducts a thorough engineering analysis and review of the new delamination. Options to return the plant to service will be analyzed after the report is complete. The company cannot estimate a return to service date for CR3 at this time.

In mid March, final retensioning of tendons within the Crystal River Nuclear plant containment building was suspended while engineers investigated evidence of an additional delamination (or separation) resulting from the tendon retensioning work. The initial damage occurred in late 2009 in the concrete at the periphery of the containment building while creating an opening in the structure to facilitate the replacement of the steam generators inside. The unit was already shut down for refueling and maintenance at the time the damage was found.

The plant has been shut down since September of 2009 and there continues to be no threat to public health and safety. Progress Energy continues to coordinate repair and restart plans with Nuclear Regulatory Commission officials.

“The Crystal River Nuclear Plant has been an important asset in providing carbon-free, reliable power for decades to our customers,” said Vincent Dolan, president and chief executive officer of Progress Energy Florida. “We are doing a careful and systematic review of the new delamination and the options to return the plant to service. In the meantime, nuclear safety remains our top priority. The plant remains shut down and in a safe condition. We will continue to provide energy from other company and purchased resources to meet our customers’ needs for reliable electricity.”

Progress Energy maintains insurance for property damage and incremental costs of replacement power resulting from prolonged accidental outages through Nuclear Electric Insurance Limited (NEIL). As of December 31, 2010, the company has spent approximately $150 million on the repair and $290 million on replacement power costs. NEIL has paid $181 million during that time period. Of the $181 million received, $117 million covered replacement power and $64 million covered repair costs.

The Crystal River Nuclear Plant is located near Crystal River, Fla. and is capable of generating 860 MW of power to help serve Progress Energy Florida’s 1.6 million customers. The plant went into service in March of 1977. Its current license expires in 2016. The company filed for a license renewal with the NRC in 2008, requesting an additional 20 years of operation.

Progress Energy (NYSE: PGN), headquartered in Raleigh, N.C., is a Fortune 500 energy company with more than 22,000 megawatts of generation capacity and approximately $10 billion in annual revenues. Progress Energy includes two major electric utilities that serve about 3.1 million customers in the Carolinas and Florida. The company has earned the Edison Electric Institute's Edison Award, the industry's highest honor, in recognition of its operational excellence, and was the first utility to receive the prestigious J.D. Power and Associates Founder's Award for customer service. The company is pursuing a balanced strategy for a secure energy future, which includes aggressive energy-efficiency programs, investments in renewable energy technologies and a state-of-the-art electricity system. Progress Energy celebrated a century of service in 2008. Visit the company’s website at www.progress-energy.com.